UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Soliciting Material Pursuant to §240.14a-12

First California Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2008

Dear Stockholders:

We cordially invite you to attend the 2008 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 28, 2008, at 10:00 a.m. local time at 1880 Century Park East, Suite 800, Los Angeles, California 90067.

We have enclosed the Notice of the 2008 Annual Meeting of Stockholders, the Proxy Statement, the Proxy Card and a postage prepaid return envelope.

At the meeting, stockholders will be asked to elect ten directors.

We will also report on our performance in 2007 and answer your questions regarding the Company.

We look forward to seeing you at the meeting.

Sincerely,

Robert E. Gipson	C. G. Kum
Chairman of the Board	President and Chief Executive Officer

FIRST CALIFORNIA FINANCIAL GROUP, INC.

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

to be held Wednesday, May 28, 2008

The Annual Meeting of Stockholders of First California Financial Group, Inc. will be held on Wednesday, May 28, 2008, at 10:00 a.m. local time at 1880 Century Park East, Suite 800, Los Angeles, California 90067.

At the Annual Meeting we will ask you to:

1.	Elect ten directors to serve for a term of one year and until their successors are elected and qualified. The persons nominated by the Board of Directors (Richard D. Aldridge, Donald E. Benson, John W. Birchfield, Joseph N. Cohen, Robert E. Gipson, W. Douglas Hile, Antoinette T. Hubenette, M.D., C. G. Kum, Syble R. Roberts and Thomas Tignino) are described in the accompanying Proxy Statement.

2.	Transact any other business that may properly be presented at the meeting.

If you owned Common Stock of First California Financial Group, Inc. on March 31, 2008, the record date, you are entitled to attend and vote at the Annual Meeting.

By Order of the Board of Directors,

1880 Century Park East Suite 800 Los Angeles, CA 90067 April 28, 2008	Joseph N. Cohen Corporate Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE DATE, SIGN AND RETURN THE ACCOMPANYING PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING, AND YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AND PREFER TO VOTE IN PERSON.

i

FIRST CALIFORNIA FINANCIAL GROUP, INC.

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

to be held Wednesday, May 28, 2008

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this Proxy Statement and Proxy Card?

We sent you this Proxy Statement and the enclosed Proxy Card because you own shares of Common Stock of First California Financial Group, Inc., or First California or the Company. Your proxy is being solicited by the Board of Directors of First California. This Proxy Statement provides you with information that will help you cast your vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed Proxy Card.

When you sign the Proxy Card, you appoint each of Antoinette T. Hubenette, M.D. and Syble R. Roberts, directors of First California, as your representatives at the Annual Meeting (that is, your proxies). Ms. Hubenette and Ms. Roberts will vote your shares at the Annual Meeting, as you have instructed them on your Proxy Card(s). If an issue comes up for vote at the Annual Meeting that is not on the Proxy Card, Ms. Hubenette or Ms. Roberts will vote your shares, under your proxy, in accordance with her judgment.

We first mailed this Proxy Statement, the attached Notice of Annual Meeting and the enclosed Proxy Card on or about May 1, 2008 to all stockholders entitled to vote. Stockholders who owned Common Stock on March 31, 2008 (the record date) are entitled to vote. On the record date, there were 11,468,158 shares of Common Stock outstanding.

We have enclosed our 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The 2007 Form 10-K is not to be considered part of the soliciting materials.

What am I voting on?

We ask you to vote on the election of 10 directors.

At the time this Proxy Statement was printed, we knew of no other matters to be acted on by the stockholders at the Annual Meeting.

How do I vote?

You may vote by mail

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed Proxy Card and return it promptly in the envelope provided. If you mark your voting instructions on the Proxy Card, your shares will be voted as you instruct. If you return a signed Proxy Card but do not provide voting instructions, your shares will be voted “FOR” the election of the nominees for directors identified in this Proxy Statement.

You may vote in person at the meeting

You may attend the Annual Meeting and vote in person. If you hold your shares in “street name”, you must request a legal proxy from your stockbroker in order to vote at the meeting. Otherwise, we cannot count your votes.

May I revoke my proxy?

If you have returned your signed Proxy Card, you may revoke it at any time before it is exercised. You may revoke your Proxy Card in any one of three ways:

•	You may send in another Proxy Card with a later date;

•	You may notify First California Financial Group, Inc.’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.

How will shares I hold in street name be voted?

If you hold your shares in “street name” (that is, through a bank, broker or other nominee), you should receive a proxy from your bank or brokerage firm asking you how you want to vote your shares. If you do not, you may contact such bank or brokerage firm in whose name your shares are registered and obtain a proxy from them. Please refer to the information in the materials provided by your bank or brokerage firm for an explanation of how to change or revoke your vote and of the effect of not indicating a vote.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the Annual Meeting.

What does it mean if I receive more than one Proxy Card?

If you have more than one account at the transfer agent and/or with stockbrokers, you will receive separate Proxy Cards for each account. Please sign and return all Proxy Cards to ensure that all your shares are voted.

How many votes may be cast at the Annual Meeting?

Based on the number of shares of Common Stock outstanding on the record date, up to 11,468,158 votes may be cast on any matter, subject to cumulative voting for directors.

How many shares do you need to hold the Annual Meeting (what are the quorum requirements)?

Shares representing a majority of our outstanding shares of Common Stock on the record date of March 31, 2008 must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Accordingly, a quorum for our Annual Meeting is 5,734,080 votes.

Shares are counted as present at the meeting if the stockholder either:

•	is present at the meeting, or

•	has properly submitted a Proxy Card.

How many votes do I have?

You have one vote for each share of our Common Stock. In the election of directors, you are permitted to “cumulate” your votes.

What is “cumulative voting”?

Cumulative voting is a manner of voting in the election of directors in which each stockholder is entitled to a total number of votes equal to the number of directors to be elected multiplied by the number of votes the stockholder would have on a single matter. The number of votes a stockholder has on a single matter is the number of shares of Common Stock held by the stockholder on the record date. For example, if you hold 1,000 shares of Common Stock you are entitled to 10,000 total votes in the election of directors (10—the number of directors—multiplied by one vote per share of Common Stock, or 10,000 votes). You may use all of your votes for one nominee, or may distribute your votes among two or more nominees as you see fit.

Ms. Hubenette and Ms. Roberts (your proxies) may, in their discretion, cumulate votes for shares with respect to which they have proxies.

How many votes are required for each of the proposals?

Proposal 1: Election of Directors

Directors must be elected by a plurality of the votes cast at the Annual Meeting. If you do not vote for a particular nominee, or you withhold authority to vote for a particular nominee on your Proxy Card, your vote will not count either “FOR” or “AGAINST” the nominee.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for purposes of determining the presence of a quorum.

Proposal 1: Election of Directors

Abstentions and broker non-votes have no effect on the election of directors.

Who pays the costs of soliciting these proxies?

We pay to distribute and solicit proxies and we reimburse brokers, nominees, fiduciaries and other custodians reasonable fees and expenses for forwarding proxy materials to stockholders. Our directors, officers and regular employees may solicit proxies in person, through mail, by telephone or through other means. We do not pay those individuals additional compensation for soliciting proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

Our by-laws state that until immediately after the close of the 2009 Annual Meeting of Stockholders, the Board of Directors will consist of ten directors.

Based on the recommendation of the independent members of the Board of Directors, the Board of Directors has nominated the ten current directors for re-election. If you re-elect them, they will hold office until the next Annual Meeting and until their successors are duly elected and qualified. Each nominee has indicated that he or she is willing to serve as a director. If any nominee is unable to serve or for good cause will not serve, Ms. Hubenette or Ms. Roberts (your proxies) may vote for another nominee proposed by the Board of Directors or the Board of Directors may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, the Board of Directors may fill the vacancy until the next Annual Meeting, and until such time as a successor is duly elected and qualified.

The following information is provided regarding the nominees as of March 31, 2008. All nominees are currently directors of First California and were duly elected at the 2007 Annual Meeting of Stockholders. The term “Mergers” used throughout this Proxy Statement refers to the reincorporation merger of National Mercantile Bancorp with and into its wholly-owned subsidiary, First California, which was immediately followed by the merger of FCB Bancorp with and into First California, which was completed on March 12, 2007. The term “the Bank” used throughout this Proxy Statement refers to First California Bank.

Richard D. Aldridge Director since 2007 Age 60	Mr. Aldridge served as the Vice Chairman of the Board of FCB Bancorp from October 2005 until the completion of the Mergers, and was a director from 1993 until the completion of the Mergers. He was employed for 19 years by Weyerhaeuser Company in Longview, Washington, where he was a business manager. For the past 17 years, Mr. Aldridge has been the President and CEO of B & R Supply, Inc., an industrial tool distributor. Since 1990, he has held investments in multiple community banks and real estate in Ventura County. Mr. Aldridge also served as interim Chairman of the Board of FCB Bancorp from 1998 to 1999. Mr. Aldridge is the brother-in-law of John W. Birchfield.

Donald E. Benson Director since 2006 Age 77	Mr. Benson served as a director of National Mercantile from 1998 until the completion of the Mergers. Mr. Benson is Executive Vice President and a director of Marquette Financial Companies, Minneapolis, Minnesota, a financial services holding company (formerly Marquette Bancshares, Inc.). He has served in that position since 1992. Mr. Benson is also a director of MAIR Holdings, Inc., Mass Mutual Corporate Investors, a mutual fund, and Mass Mutual Participation Investors, a mutual fund.

John W. Birchfield Director since 2007 Age 56	Mr. Birchfield served as the Chairman of the Board of FCB Bancorp from October 2005 until the completion of the Mergers, and was a director from 1993 until the completion of the Mergers. Since 1995, Mr. Birchfield has served as the Chairman of the Board at B & R Supply Inc. He is also the managing partner of Ralston Properties LP, a privately held real estate management company. Mr. Birchfield is the brother-in-law of Richard D. Aldridge. Mr. Birchfield currently serves as the Chairman of the Board for First California Bank.

Joseph N. Cohen Director since 2006 Age 61	Mr. Cohen served as a director of National Mercantile from 1998 until the completion of the Mergers. Mr. Cohen has been President of American Entertainment Investors, Inc., a media financing and consulting firm, since February 1996, a Principal of Abel’s Hill Capital Corp., an investment banking firm, since October 1996, and a Principal of EFS Advisors, LLC, which co-manages an entertainment investment fund, since June 2006.

Robert E. Gipson Director since 2007 Age 61	Mr. Gipson served as a director of National Mercantile from 1996 until the completion of the Mergers, and was Chairman of National Mercantile from June 1997 until the completion of the Mergers, and was Chairman of Mercantile National Bank from June 1997 to December 1998. Mr. Gipson is President of Alpha Analytics Investment Group, LLC, a registered investment advisor, and has served in that capacity since its organization in 1998. Mr. Gipson is Of Counsel to the law firm of Gipson Hoffman & Pancione and has been a lawyer with that firm since 1982. Mr. Gipson is also President of Corporate Management Group, Inc., a financial management company, since 1988. Mr. Gipson currently serves as Chairman of the Board for First California.

W. Douglas Hile Director since 2007 Age 55	Mr. Hile served as a director of National Mercantile from 2003 until the completion of the Mergers. Mr. Hile is Chairman and Chief Executive Officer of Meridian Bank, a position he has held since October of 2002. He also serves as Senior Vice President and Regional President for Marquette Financial Companies, a diversified financial services holding company headquartered in Minneapolis, Minnesota. He has almost thirty years of experience in the financial services business, including management roles for Northern Trust and Bank One. Prior to joining Meridian Bank, he served as President and Chief Executive Officer of the Marquette Banks, a $3 billion commercial banking group based in Minneapolis, Minnesota.

Antoinette T. Hubenette, M.D. Director since 2006 Age 59	Dr. Hubenette served as a director of National Mercantile from 1998 until the completion of the Mergers. Dr. Hubenette was President and a director of Cedars-Sinai Medical Group, Beverly Hills, California (formerly Medical Group of Beverly Hills), a physicians’ medical practice group, from 1994 to 2000. She has been a practicing physician since 1982. She continues in part-time practice of general internal medicine. Dr. Hubenette also serves on the board of directors of The Ensign Group, Inc., a provider of skilled nursing and rehabilitative care services.

C. G. Kum Director since 2007 Age 53

C. G. Kum has been in banking for over 31 years. Prior to joining First California Bank, he has held management positions in commercial lending, credit administration and special assets with banks in California and Colorado.

Mr. Kum was appointed to his position as the President and the Chief Executive Officer of First California Bank (formerly known as Camarillo Community Bank) on September 1, 1999. Under his leadership, the Bank grew from total assets of $100 million and two branches in 1999, to total combined assets of over $1 billion and 12 branches. He is a graduate of the University of California at Berkeley and received his Masters Degree in Business Administration from Pepperdine University. Mr. Kum also is a graduate of Stonier Graduate School of Banking. He was President of the Board of Directors of Community Bankers of California, an association of California community bank presidents, for the fiscal year 2005-06. Mr. Kum is currently a member of Government Relations Council of American Bankers Association.

Syble R. Roberts Director since 2007 Age 71	Ms. Roberts was a director of FCB Bancorp (formerly known as Camarillo Community Bank) from 1989, until the completion of the Mergers, and served as chairman of the personnel and the funds management committees. Ms. Roberts was also a Founding Director of City Commerce Bank, Santa Barbara, opened in 1978 and now owned by Rabobank, N.A. Ms. Roberts’ background is in the legal, title insurance and escrow, and real estate investment fields. Ms. Roberts became a specialist in the escrow field of multiple tax-deferred exchanges and long order leasehold estates and was involved in the start-ups of a title insurance company and several escrow and mortgage banking companies.

Thomas Tignino Director since 2007 Age 59	Mr. Tignino served as a director of FCB Bancorp from January 2006 until the completion of the Mergers. Mr. Tignino is the founder and President of Thomas Tignino & Associates, a multi-service accountancy firm established in 1980. His firm specializes in tax planning and compliance, estate planning and investment review.

The Board of Directors recommends a vote “FOR” the election of the Board of Directors’ nominees.

CORPORATE GOVERNANCE; BOARD COMMITTEES

Director Independence

First California has identified as independent directors the following individuals currently serving on its Board of Directors: directors Aldridge, Benson, Birchfield, Cohen, Gipson, Hile, Hubenette, Roberts and Tignino. In making this determination, First California applied Rule 4200(a)(15) of the Nasdaq Marketplace Rules. First California’s Board of Directors has an audit committee and compensation committee. It does not currently have a nominating committee. The entire Board effectively functions as a nominating committee. The Board believes that the composition of the Board permits candid and open discussion regarding potential new candidates for director, obviating the need for a separate committee for these matters. First California has determined that the independent directors identified above also qualify as independent members of its audit and compensation committees and fulfill the independence requirements in connection with the nomination of directors in accordance with Rule 4350 of the Nasdaq Marketplace Rules. Mr. Kum is also a member of the Board of Directors of First California but, as the president and chief executive officer of First California, he is not “independent.”

In making these determinations of independence, First California considered applicable Nasdaq Marketplace Rules and, with respect to members of its audit committee, SEC rules. In addition, with respect to Messrs. Hile and Benson, First California considered employment relationships with affiliates of First California’s largest stockholders.

Board and Board Committees; Meetings

From its inception until the completion of the Mergers in March 2007, First California was a business combination shell company and wholly-owned subsidiary of National Mercantile. Prior to completion of the Mergers, First California’s Board of Directors consisted of three directors, all of whom were directors of National Mercantile. First California’s Board of Directors did not meet prior to completion of the Mergers, but acted by written consent. Upon completion of the Mergers, First California’s Board of Directors was increased to ten directors. First California’s stockholders at the 2007 Annual Meeting of Stockholders duly elected all ten directors.

The Board of Directors met 12 times during fiscal year 2007 subsequent to the completion of the Mergers in March 2007. All directors attended at least 75% of all meetings of the Board of Directors and Board Committees on which he or she served in 2007.

The following information is provided regarding certain standing Committees of the Board of Directors during 2007. First California did not form or constitute any committees until after the completion of the Mergers in March 2007.

Audit Committee

The Audit Committee of the Board of Directors was formed on March 12, 2007 upon completion of the Mergers. The Audit Committee reviewed and recommended the adoption of the Committee’s charter, which was approved by the Board of Directors on March 12, 2007. The Audit Committee charter is available on our website at www.fcalgroup.com. The Audit Committee consists of directors Birchfield (Chair), Cohen, Gipson, Roberts and Tignino. The Board of Directors has determined that all of the members of the Audit Committee are “independent” in accordance with applicable Nasdaq Marketplace Rules and SEC rules. The Board of Directors has also determined that Thomas Tignino is an “audit committee financial expert” as that term is defined in Regulation S-K of the SEC.

First California’s Audit Committee is responsible for providing assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance function, as well as those of First California’s subsidiaries.

The Audit Committee held ten meetings during 2007.

Compensation Committee

The Compensation Committee of the Board of Directors was formed on March 12, 2007 upon completion of the Mergers. The Compensation Committee reviewed and recommended the adoption of the Committee’s charter, which was approved by the Board of Directors on March 12, 2007. The Compensation Committee charter is available on our website at www.fcalgroup.com. The members of the Compensation Committee are: directors Aldridge, Benson (Chair), Birchfield, Hile and Hubenette, none of whom are executive officers of First California. The Board of Directors has determined that all members of the Compensation Committee are “independent” under the listing standards of the Nasdaq Stock Market, Inc.

The Compensation Committee recommends to the Board of Directors all elements of compensation for the executive officers and exercises the Board of Directors’ authority with respect to the implementation and administration of the executive compensation programs and policies of First California. The Compensation Committee also administers the stock option plans of First California. The Compensation Committee has retained Amalfi Consulting, LLC as its independent compensation consultant for 2008 to advise on all matters related to compensation and general compensation programs and to improve the links between executive and senior officer compensation and performance. Additionally, the Compensation Committee consults with C. G. Kum, First California’s President and Chief Executive Officer, on compensation matters.

The Compensation Committee held six meetings during 2007.

Nominations Process

The Board of Directors does not currently have a standing Nominating Committee. Presently, the entire Board effectively functions as a nominating committee. The Board believes that it is appropriate for the Company not to have a separate Nominating Committee because the composition of the Board permits candid and open discussion regarding potential new candidates for director. Nominees for the Board of Directors are selected and recommended for the Board’s selection by a majority of “independent directors,” i.e., those directors who neither are officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise “independent” under the rules of the Nasdaq Stock Market, Inc.

In addition, our by-laws provide that until immediately after the close of the 2009 annual meeting of stockholders, our Board of Directors will consist of 10 directors, five of whom are former directors of FCB Bancorp and five of whom are former directors of National Mercantile. In the event the number of directors is increased or decreased, the Board of Directors will nominate candidates so as to cause the ratio of former National Mercantile directors to former FCB directors to equal one. A special majority of the Board of Directors consisting of at least three-quarters of the members of the Board and a majority of both former FCB Bancorp and former National Mercantile directors serving at the time may determine that this nominations process will not apply to any one or more directorships.

The Board of Directors seeks to achieve a balance of knowledge, experience and capability among members of the Board of Directors. The Board believes that members of the Board should have the highest professional and personal ethics and values. When considering candidates for nomination as a director, the Board takes into account a number of factors. Director candidates are expected to meet a significant number of these factors, but are not expected to meet all the factors equally:

•	Ability to attend regular and special Board of Directors and committee meetings and willingness to perform the duties of a director;

•	Banking industry/general business knowledge, fine moral character, good personal and business reputation;

•	Industry knowledge, contacts and network of potential clients in industries served by us;

•	Reliability, responsibility, fair-mindedness, sound ethics and possession of a high degree of integrity;

•	Ability to develop significant amount of new business, participate in community activities and serve as ambassador for the institution;

•	Financial commitment regarding stock ownership and ability to deposit personal funds at the institution;

•

The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	Prior experience on boards of directors of financial institutions.

The Board is responsible for assessing the appropriate mix of skills and characteristics required of members of the Board in the context of the perceived needs of the Board at a given point in time. Diversity in personal background, race, gender and age for the Board as a whole may be taken into account favorably in considering individual candidates.

The Board utilizes a variety of methods for identifying and evaluating nominees for director. The Board will periodically assess the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, or the size of the Board is expanded, the Board will consider various potential candidates for director. Candidates may come to the attention of the Board through current members of the Board or management, stockholders or other persons.

First California’s by-laws state that nominations for the election of individuals to the Board of Directors may be made by the Board of Directors or by any holder of our voting stock. Nominations, other than those made by the Board of Directors, must be made in writing. If a stockholder wishes to make such nominations, notice must be received by the Corporate Secretary of First California no less than 90 nor more than 120 days prior to the first anniversary date of the Annual Meeting for the preceding year. Any stockholders wishing to make a nomination to the Board of Directors must deliver a statement in writing setting forth the name of the person or persons to be nominated, the number and class of all shares of each class of our stock owned by each proposed nominee, as reported to the nominating stockholders by such nominee(s), the information regarding each such nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, each such nominee’s signed consent to serve as a director of the Company if elected, and the nominating stockholders’ name and address and the number and class of all shares of each class of First California’s stock owned by the nominating stockholder.

The Board may require any proposed nominee to furnish such other information as the Board may reasonably require to determine whether the proposed nominee(s) would be considered “independent” under the various rules and standards applicable to the Company. If nominations to the Board of Directors are not made as outlined above, the Chairman of the meeting may disregard the nominations and instruct the inspectors of election to disregard all votes cast for such nominees.

Director Attendance at Annual Meetings

The Board’s policy regarding director attendance at annual meetings of stockholders is that directors are required to attend. First California does not reimburse directors for expenses related to attendance at annual meetings of stockholders.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent First California Financial Group, Inc. specifically incorporates this Report by reference therein.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Management is responsible for First California Financial Group, Inc.’s (the “Company’s”) financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accountants are responsible for auditing those financial statements.

The Audit Committee’s responsibility is to monitor and review these processes and procedures. The Audit Committee has relied on the information provided and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with generally accepted accounting principles. The Audit Committee also relies on the opinions of the independent public accountants on the consolidated financial statements and the effectiveness of internal controls over financial reporting. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, its consultations and discussions with management and the independent public accountants do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent accountants are in fact “independent.”

The Audit Committee met and discussed with the independent public accountants the matters required to be discussed by Statements on Accounting Standards (SAS) No. 61, as currently in effect. In addition, the Audit Committee has discussed with the independent public accountants their independence from the Company and has received the written letter from the independent public accountants required by Independence Standards Board Standard No. 1, as currently in effect.

The Audit Committee also met and discussed with the independent public accountants issues related to the overall scope and objectives of the audit, the Company’s internal controls and critical accounting policies, and the specific results of the audit. Management was present at all or some part of each of these meetings. Lastly, the Audit Committee met with management and discussed the engagement of Moss Adams LLP as the Company’s independent public accountants.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year 2007 filed with the Securities and Exchange Commission.

March 26, 2008

AUDIT COMMITTEE

John W. Birchfield, Chairman
Joseph N. Cohen
Robert E. Gipson
Syble R. Roberts
Thomas Tignino

INFORMATION ABOUT FIRST CALIFORNIA

COMMON AND PREFERRED STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table provides information as of March 31, 2008 regarding our Common Stock and series A convertible perpetual preferred stock, or “Series A Preferred Stock,” owned by: (i) each person we know to beneficially own more than 5% of the outstanding Common Stock or outstanding Series A Preferred Stock; (ii) each of our directors; (iii) each of our executive officers named in the Summary Compensation Table included in this Proxy Statement; and (iv) all of our executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, to our knowledge each person identified in the table has sole voting and investment power with respect to the shares shown as beneficially owned.

Except as indicated, the address of each person listed below is c/o First California Financial Group, Inc., 1880 Century Park East, Suite 800, Los Angeles, California 90067.

Name of Beneficial Owners	Amount of Beneficial Ownership of Common Stock(1)	Approximate Percentage of Outstanding Shares	Amount of Beneficial Ownership of Series A Preferred Stock(18)	Approximate Percentage of Outstanding Series A Preferred Stock(18)
Directors and Executive Officers:
C. G. Kum(2)	57,509	*	0	*
Thomas E. Anthony(3)	30,237	*	0	*
Romolo Santarosa(3)	6,769	*	0	*
David R. Brown(4)	0	*	0	*
Robert W. Bartlett(5)	0	*	0	*
Scott Montgomery(6)	0	*
Richard D. Aldridge(7)(8)	1,405,663	12.26%	0	*
Donald E. Benson(9)	80,438	*	0	*
John W. Birchfield(8)(10)	1,456,000	12.69%	0	*
Joseph N. Cohen(11)	7,062	*	0	*
Robert E. Gipson(11)	44,219	*	0	*
W. Douglas Hile(12)	4,676	*	0	*
Antoinette T. Hubenette, M.D(11).	8,187	*	0	*
Syble R. Roberts(13)	416,424	3.63%	0	*
Thomas Tignino	3,750	*	0	*
All directors and executive officers as a group (17 persons)(14)	2,680,927	23.38%	0	*

Greater than 5% stockholders not listed above:
James O. Pohlad(15)	904,378	7.89%	334	33.4%
Robert C. Pohlad(15)	904,377	7.89%	333	33.3%
William M. Pohlad(15)	904,377	7.89%	333	33.3%
Carl R. Pohlad(15)(16)	387,498	3.38%	0	*
Total Pohlad Family	3,100,630	27.04%	1,000	100%
Hovde Capital Advisors LLC(17)	617,130	5.38%	0	*
The James O. Birchfield Trusts(8)	868,655	7.57%	0	*

*	Represents less than 1%.

(1)

Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of March 31, 2008 are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. Unless otherwise noted in a footnote to this table, the number of shares reflected in the table includes shares held by or with such person’s spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); shares held as custodian for minor children; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

(2)	Includes 5,968 shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options.

(3)	Includes 2,984 shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options.

(4)	Effective June 22, 2007, Mr. Brown resigned from his position as Executive Vice President and Chief Strategy Officer.

(5)	Effective September 30, 2007, Mr. Bartlett resigned from his position as Executive Vice President and Chief Credit Officer.

(6)	Effective March 31, 2007, Mr. Montgomery resigned from his position as Chief Executive Officer of National Mercantile.

(7)	This figure includes 52,469 shares held by the Brian J. Aldridge 1991 Trust and 70,180 shares held by the Tenisha M. Aldridge 1991 Trust, of which Lynda J. Aldridge, the spouse of Richard Aldridge, is the sole trustee. Includes 1,492 shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options.

(8)	This figure includes 868,655 shares held in trusts for which Richard D. Aldridge and John W. Birchfield are co-trustees, each having full voting rights over the entire block of shares. The 868,655 shares are held as follows: 679,531 shares are held in the James O. Birchfield 1995 Trust, 47,281 shares are held in the James O. Birchfield 1995 Trust FBO Shane O. Birchfield, 47,281 shares are held in the James O. Birchfield 1995 Trust FBO Garrett W. Birchfield, 47,281 shares are held in the James O. Birchfield 1995 Trust FBO Tenisha M. Fitzgerald, and 47,281 shares are held in the James O. Birchfield 1995 Trust FBO Brian J. Aldridge.

(9)	64,187 of these shares have been pledged as security in a Merrill Lynch Margin Account.

(10)	This figure includes 66,234 shares held by the Shane O. Birchfield Trust and 43,893 shares held by the Garrett W. Birchfield Trust, of which John W. Birchfield is the sole trustee. Includes 1,492 shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options.

(11)	Includes 3,750 shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options.

(12)	Includes 2,500 shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options.

(13)	Includes 1,492 shares that may be acquired within 60 days of March 31, 2008 upon exercise of stock options.

(14)	The 868,655 shares beneficially owned by each of Richard D. Aldridge and John W. Birchfield, in their capacities as co-trustees of the James O. Birchfield trusts discussed in footnote (8) above, are included only once for purposes of this figure.

(15)	The business address is 60 South Sixth Street, Suite 3800, Minneapolis, Minnesota 55402.

(16)	Owned in two separate revocable trusts.

(17)	Based on a report on Schedule 13G/A#3 filed on February 12, 2008 with the Securities and Exchange Commission, Hovde Capital Advisors LLC (“Hovde”), as investment manager to certain managed accounts, has shared voting and shared dispositive power over all of these shares. Hovde’s principal business office is 1826 Jefferson Place, N.W., Washington, D.C. 20036.

(18)	Each share of Series A Preferred Stock is convertible into a number of shares of Common Stock equal to the liquidation preference of $1,000 and any accumulated dividends thereon, divided by 5.63.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with and filed in a timely manner during 2007, except as follows: Walter Duchanin’s Form 3 was not timely filed; and Cheryl Knight’s Form 4 was not timely filed relating to her receipt of a stock option grant.

EXECUTIVE OFFICERS

Executive Officers

The table below sets forth our current executive officers, their ages as of March 31, 2008, and their positions.

Name	Age	Position
C. G. Kum	53	Director, President and Chief Executive Officer of the Company and the Bank
Thomas E. Anthony	60	Executive Vice President, Commercial Banking of the Bank
Romolo Santarosa	51	Executive Vice President and Chief Financial Officer of the Company and the Bank
Walter Duchanin	54	Executive Vice President and Chief Credit Officer of the Bank
Cheryl Knight	54	Executive Vice President and Chief Risk Officer of the Bank

As used throughout this Proxy Statement, the term “executive officer” means our President and Chief Executive Officer, our Executive Vice President and Chief Credit Officer, our Executive Vice President and Chief Financial Officer, our Executive Vice President and Chief Risk Officer, and our Executive Vice President, Commercial Banking. Our Chairman of the Board, Corporate Secretary and other Vice Presidents are not executive officers.

Biographical Information Regarding Our Executive Officers

C. G. Kum has been in banking for over 31 years. Prior to joining First California Bank, he has held management positions in commercial lending, credit administration and special assets with banks in California and Colorado.

Mr. Kum was appointed to his position as the President and the Chief Executive Officer of First California Bank (formerly known as Camarillo Community Bank) on September 1, 1999. Under his leadership, the Bank grew from total assets of $100 million and two branches in 1999, to total combined assets of over $1 billion and 12 branches. He is a graduate of the University of California at Berkeley and received his Masters Degree in Business Administration from Pepperdine University. Mr. Kum also is a graduate of Stonier Graduate School of Banking. He was President of the Board of Directors of Community Bankers of California, an association of California community bank presidents, for the fiscal year 2005-06. Mr. Kum is currently a member of Government Relations Council of American Bankers Association.

Thomas E. Anthony, Executive Vice President, Commercial Banking. Mr. Anthony moved from Illinois and began his banking career in 1970 as a commercial loan trainee with the then United California Bank in Los Angeles. He served as Vice President—Commercial Lender at Independence Bank from 1988 to 1992. He then served as Executive Vice President and Chief Credit Officer at Channel Islands National Bank from 1992 until 1998 when it was merged with American Commercial Bank, where he served in the same capacity from 1998 until 1999. Mr. Anthony joined First California Bank in 1999 as Executive Vice President and Chief Credit Officer.

Mr. Anthony graduated from Northern Illinois University with a degree in management.

Romolo Santarosa, Executive Vice President and Chief Financial Officer. Mr. Santarosa began his banking career in 1991 with Shawmut National Corporation as its Controller. In 1995, Mr. Santarosa joined Sanwa Bank

California and served as Controller until 1997. He then served as Chief Financial Officer of Southern Pacific Bank from 1997 until 2000, of Eldorado Bancshares, Inc. from 2000 to 2001, and of Treasury Bank, N.A. from 2001 to 2002. Mr. Santarosa joined First California Bank in November 2002 as Executive Vice President and Chief Financial Officer.

Mr. Santarosa is a graduate (1978) of Ithaca College, Ithaca, New York. He began his career in public accounting with Price Waterhouse, an international public accounting firm. He also is a certified public accountant in New York and Connecticut.

Walter Duchanin, Executive Vice President and Chief Credit Officer. Mr. Duchanin began his banking career in 1978 with Bank of America. Subsequently, he assumed positions of increasing responsibility in lending and credit administration with several independent banks in the greater Los Angeles area. In 1991, Mr. Duchanin joined Preferred Bank headquartered in Los Angeles as Senior Vice President and Chief Credit Officer and later became Executive Vice President and Chief Credit Officer at Preferred Bank. Mr. Duchanin joined First California Bank in November 2007 as Executive Vice President and Chief Credit Officer.

Mr. Duchanin graduated from the University of Southern California in 1976 with a degree in Finance.

Cheryl Knight, Executive Vice President and Chief Risk Officer. Ms. Knight began her banking career in 1972 at Union Bank in construction loan administration. Ms. Knight worked for several small- to mid-sized financial institutions until 1996 when she joined Deloitte & Touche LLP in Los Angeles as Managing Consultant in their Financial Institutions Advisory Group. During her time at Deloitte, she assisted various financial institutions in complying with regulatory agreements, enhancing the credit process, and consulting on risk management programs. In 1998, Ms. Knight joined Montecito Bank & Trust as Senior Vice President and Chief Credit Officer, and was promoted to Executive Vice President and appointed Chief Risk Officer in 2005. Ms. Knight left Montecito Bank & Trust to join First California Bank in March 2007 as Executive Vice President and Chief Risk Officer to implement an enterprise-wide risk management program and direct compliance activities. Ms. Knight has also served on the Board of Directors of California Community Reinvestment Group since 2005 and is currently Vice Chair and a member of its Executive Committee. California Community Reinvestment Group is not affiliated with First California Bank. Their mission is consistent with the Community Reinvestment Act in creating affordable housing throughout California through innovative financing and investment programs.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table contains summary compensation information for the fiscal years ended December 31, 2007 and 2006 with respect to (i) C. G. Kum, our current President and Chief Executive Officer, and Scott A. Montgomery, the former President and Chief Executive Officer of First California’s predecessor, National Mercantile, who served in such position through March 31, 2007; (ii) Thomas E. Anthony and Romolo Santarosa, our two other most highly compensated executive officers; and (iii) David R. Brown and Robert W. Bartlett, two additional individuals for whom disclosure would have been provided pursuant to (ii) above but for the fact that each individual was not serving as an executive officer at the end of 2007. Such executive officers are referred to in this item as the named executive officers.

First California was formed in June 2006 for the purpose of holding the bank subsidiaries of National Mercantile and FCB Bancorp following completion of the Mergers on March 12, 2007. Accordingly, the compensation contained in the table below includes all compensation paid to the named executive officers by the Company, and, with respect to compensation earned during 2007 but prior to completion of the Mergers, with National Mercantile or FCB Bancorp.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(5)	Non-equity Incentive Plan Compensation ($)(6)	Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
C. G. Kum,	2007	$351,975	—	—	$120,748	$168,000	—	$86,708	$727,431
President and Chief Executive Officer(1)	2006	$275,000	—	—	$33,783	$135,266	—	$91,023	$535,072

Scott A. Montgomery,	2007	$74,728	$349,456	—	—	—	$70,934	$134,016	$629,134
Former President and Chief Executive Officer(2)	2006	$349,456	$349,456	—	$65,151	—	$8,658	$9,212	$781,933

Thomas E. Anthony,	2007	$198,298	—	—	$36,574	$42,000	—	$75,077	$351,949
Executive Vice President, Commercial Banking(1)	2006	$172,500	—	—	$16,889	$33,817	—	$69,043	$292,249

Romolo Santarosa,	2007	$212,637	—	—	$34,461	$67,000	—	$46,081	$360,179
Executive Vice President and Chief Financial Officer(1)	2006	$172,500	—	—	$15,473	$67,633	—	$45,009	$300,615

David R. Brown,	2007	$90,737	$100,000	—	—	—	$164,071	$444,462	$799,270
Former Executive Vice President and Chief Strategy Officer(3)	2006	$190,000	$100,000	—	$18,651	—	$4,008	$12,280	$324,939

Robert W. Bartlett,	2007	$186,908	$112,652	—	$7,453	—	—	$247,106	$554,119
Former Executive Vice President and Chief Credit Officer(4)	2006	$225,304	$112,652	—	$15,549	—	—	$19,304	$372,809

(1)	Prior to completion of the Mergers, the executive officer also served in such position with FCB Bancorp.

(2)	Mr. Montgomery served as President and Chief Executive Officer of National Mercantile. Mr. Montgomery retired from his position with National Mercantile after assisting in the Merger transition through March 31, 2007.

(3)	Prior to completion of the Mergers, Mr. Brown served as Executive Vice President and Chief Financial Officer of National Mercantile. Effective June 22, 2007, Mr. Brown resigned from his position with First California.

(4)	Prior to completion of the Mergers, Mr. Bartlett served as Executive Vice President and Chief Operating Officer of National Mercantile. Effective September 30, 2007, Mr. Bartlett resigned from his position with First California.

(5)	The 2007 amounts represent the 2007 compensation cost of option awards granted in and prior to 2007, except that these amounts do not include any estimate of forfeitures. The grant date fair value of option awards granted was determined in accordance with Statement of Financial Accounting Standards No. 123R (SFAS 123R) and is recognized as compensation cost over the requisite service period. The terms of each stock option plan are described in “—Holdings of Previously Awarded Equity” below. Furthermore, the amount recognized for these awards was calculated based on the lattice option pricing model using the assumptions described in Note 3 to the Company’s audited consolidated financial statements for the year ended December 31, 2007 included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These notes also describe the determination of fair value and compensation cost recognized for these option awards. In particular, an estimate of the number of awards that ultimately will be earned is made at the grant date. Those estimates may be revised each period.

(6)	The 2007 amounts represent short-term annual performance cash bonuses paid under the Company’s incentive compensation program. For Mr. Kum, the 2007 non-equity incentive plan award was determined as a percentage of the Company’s net profit. For Mr. Anthony and Mr. Santarosa, the 2007 non-equity incentive plan award was determined as a percentage of base salary. See “—Description of Non-equity Incentive Plan” below.

(7)	This column represents the interest earnings and distributions for the fiscal year on compensation that is deferred on a basis that is not tax-qualified.

(8)	The 2007 amounts reflect for each named executive officer (1) matching contributions made by the Company pursuant to its 401(k) Plan, (2) the economic benefit to each named executive officer attributable to the split-dollar life insurance policies owned by the Company with respect to such named executive officer, (3) premiums associated with group term life insurance and health insurance policies, (4) the incremental cost of perquisites including the value of the monthly amounts paid to the named executive officers for the use of personally owned automobiles and cellular phones and the amounts paid by the Company on behalf of each named executive officer with respect to club memberships and overnight lodging, (5) proceeds received from the disqualifying disposition of incentive stock options for Messr. Bartlett and (6) severance payments in accordance with employment agreements for Messrs. Montgomery and Brown. This column also includes the total change from December 31, 2006 through December 31, 2007, in the accrued liability balance established with respect to the benefit obligation associated with the post-retirement salary continuation agreement of each named executive officer and accrued for in accordance with Accounting Principles Board Opinion No. 12. For 2007, these amounts were: C. G. Kum, $43,908; Thomas E. Anthony, $48,048; and Romolo Santarosa, $20,352. See “Employment Agreements and Other Factors Affecting 2007 Compensation” below for more information on the salary continuation agreements.

Employment Agreements and Other Factors Affecting 2007 Compensation

Employment Arrangements with C. G. Kum

The following is a description of all written employment arrangements between the Company and C. G. Kum. All such written agreements entered into prior to June 2006 were assumed by First California in connection with the Mergers.

Salary Continuation Agreement with C. G. Kum. In March 2003, First California Bank entered into a salary continuation agreement with Mr. Kum. Upon retirement at or after age 65 for reasons other than death, the agreement provides for a maximum annual benefit of $160,471 paid in equal monthly installments, which will be paid over the lesser of 17 years or such shorter period of time based upon the number of years that Mr. Kum is employed by the Bank prior to normal retirement. If Mr. Kum leaves the Bank’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause” (as defined in the agreement), he will not be eligible for a benefit under the agreement. In the event Mr. Kum leaves the Company’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement. The amount to be paid under the agreement to Mr. Kum in the event of early involuntary termination is determined based on the year in which termination occurs, and is to be paid in one lump sum by the Company within 30 days following the termination of employment. Upon Mr. Kum’s termination of employment due to disability, Mr. Kum will receive a specified amount determined based on the year in which the disability occurs, which is to be paid as an annual benefit for a period of 17 years. Upon a change in control, followed within 12 months by Mr. Kum’s termination of employment for reasons other than death, disability or retirement, Mr. Kum will receive a lump sum amount of $1,488,723 within 30 days following the termination of employment.

The salary continuation agreement is an unfunded arrangement, which means that Mr. Kum has no rights under the agreement beyond those of a general creditor of the Company, and there are no specific assets set aside by the Company in connection with the establishment of the agreement. The salary continuation agreement is not an employment contract. While receiving benefits under the agreement, Mr. Kum may not serve as an employee, officer or director of, or serve as a consultant or advisor to, any financial institution that has its headquarters or any branch office within the County of Ventura or the County of Santa Barbara, California.

Split Dollar Agreement with C. G. Kum. First California Bank also entered into split-dollar life insurance agreements with Mr. Kum in March 2003. In connection with that agreement, First California Bank acquired life insurance policies with respect to Mr. Kum. Pursuant to the terms of that agreement, the Company owns the insurance policy, is entitled to the cash value of the policy and is responsible for paying the associated premiums. Upon Mr. Kum’s death while employed by the Company, or after termination of employment by any reason of retirement at age 65 or subsequent to a change-in-control, a beneficiary designated by Mr. Kum is entitled to receive $1.5 million of the total proceeds, with the Company entitled to the balance. The Bank paid an aggregate premium in 2002 amounting to $1.4 million for this policy.

Employment Agreement with C. G. Kum. Concurrently with execution of the Merger Agreement on June 15, 2006, First California and Mr. Kum entered into an employment agreement that provides that Mr. Kum would serve First California as Chief Executive Officer commencing with the closing of the Mergers. Pursuant to the employment agreement, Mr. Kum receives an annual base salary of $375,000 (subject to review and increase commencing in 2008) and a bonus based on First California’s net earnings, with the total bonus not to exceed 150% of the base salary. Additionally, Mr. Kum was granted an option to purchase 100,000 shares of First California Common Stock on Mr. Kum’s start date with an exercise price equal to the fair market value on the date of grant. Either First California or Mr. Kum may terminate his employment at any time with or without “cause” (as defined in the employment agreement). If First California terminates his employment without cause, Mr. Kum will be entitled to 18 months of health insurance coverage and severance, as follows: (1) if the termination is on or before March 1, 2009, the severance will be twice his then current salary; (2) if the termination is after March 1, 2009, the severance will be 50% of his then current salary if at least 70% of the Board members vote for such termination; if less then 70% of the Board members vote for such termination, the severance will be 150% of his then current salary plus 150% of the average of his bonuses for the two preceding years. If within 18 months following a change in control, Mr. Kum’s employment is terminated without cause or he terminates his employment for “good reason” (as defined in the employment agreement), Mr. Kum will receive the greater of two times his then current salary or 2.99 times his average salary and bonus over the prior five years, provided that in no event can the payment exceed the golden parachute limitation under Section 280G of the Internal Revenue Code.

Employment Arrangements with Scott A. Montgomery

Amendment to Employment Agreement with Scott A. Montgomery. Concurrently with execution of the Merger Agreement, National Mercantile and Mr. Montgomery entered into an amendment of Mr. Montgomery’s employment agreement. The amendment provided that Mr. Montgomery would retire after assisting in the transition through March 31, 2007. Under the employment agreement as amended, Mr. Montgomery is entitled to receive severance of $1,325,838 payable in 60 monthly installments of $22,097 commencing October 1, 2007. First California must also continue to provide medical and other insurance coverage, to the extent permitted by the benefit plans, for two years from the termination of his employment and provide him title to his company car. The amended employment agreement also fixed Mr. Montgomery’s incentive compensation for 2006 at the amount of his salary for the year ($349,456) and provided that he would receive his full salary through the end of 2006. His compensation from January 1, 2007 through March 31, 2007 was set by the amended employment agreement at $74,728.

Employment Arrangements for Romolo Santarosa

The following is a description of all written employment arrangements between the Company and Romolo Santarosa. All such written agreements entered into prior to June 2006 were assumed by First California in connection with the Mergers.

Salary Continuation Agreement with Romolo Santarosa. In May 2006, First California Bank entered into a salary continuation agreement with Mr. Santarosa. Upon retirement or after age 65 for reasons other than death, the agreement provides for an annual benefit of $85,000, which will be paid over the lesser of 15 years or such shorter period of time based upon the number of years that Mr. Santarosa is employed by the Bank prior to normal retirement. If Mr. Santarosa leaves the Company’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause” (as defined in the agreement), he will not be eligible for a benefit under the agreement. In the event Mr. Santarosa leaves the Company’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement. The amount to be paid under the agreement to Mr. Santarosa in the event of early involuntary termination is determined based on the year in which termination occurs, and is to be paid in one lump sum by the Company within 30 days following the termination of employment. Upon Mr. Santarosa’s termination of employment due to disability, Mr. Santarosa will receive a specified amount determined based on the year in which the disability occurs, which is to be paid as an annual benefit for a period of 15 years. Upon a change in control, followed within 12 months by Mr. Santarosa’s termination of employment for reasons other than death, disability or retirement, Mr. Santarosa will receive a lump sum amount of $792,660 within 30 days following the termination of employment.

The salary continuation agreement is an unfunded arrangement, which means that Mr. Santarosa has no rights under the agreement beyond those of a general creditor of the Company, and there are no specified assets set aside by the Company in connection with the establishment of the agreement. The salary continuation agreement is not an employment contract. While receiving benefits under the agreement, Mr. Santarosa may not serve as an employee, officer or director of, or serve as a consultant or advisor to, any financial institution that has its headquarters or any branch office within the County of Ventura or the County of Santa Barbara, California.

Split Dollar Agreement with Romolo Santarosa. First California Bank also entered into split-dollar life insurance agreements with Mr. Santarosa in July 2003 and May 2006. In connection with these agreements, First California Bank acquired life insurance policies with respect to Mr. Santarosa. Pursuant to the terms of those agreements, the Company owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Pursuant to the terms of one of the split-dollar life insurance agreements, upon Mr. Santarosa’s death while employed by the Company, or after termination of employment by reason of retirement at age 65 or subsequent to a change-in-control, a beneficiary designated by Mr. Santarosa is entitled to receive $850,000 of the total proceeds, with the Company entitled to the balance. Under the other split-dollar life insurance agreement, a beneficiary designated by Mr. Santarosa will receive $400,000 upon Mr. Santarosa’s death while employed by the Company, with a reduced death benefit upon termination of Mr. Santarosa’s employment with the Company by any reason other than disability. The Bank paid aggregate premiums in 2002 and 2006 amounting to $673,000 for these policies.

Employment Arrangements for Thomas Anthony

The following is a description of all written employment arrangements between the Company and Thomas Anthony. All such written agreements entered into prior to June 2006 were assumed by First California in connection with the Mergers.

Salary Continuation Agreement with Thomas Anthony. In March 2003, First California Bank entered into a salary continuation agreement with Mr. Anthony. The agreement provides for a maximum annual benefit of $84,667, which will be paid over the lesser of 11 years or such shorter period of time based upon the number of years that Mr. Anthony is employed by the Bank prior to normal retirement. If the Company agrees to extend Mr. Anthony’s employment beyond normal retirement (age 65 for purposes of the agreement), the annual benefit payment will be extended for one additional year for each full year of service beyond normal retirement to a maximum aggregate of 15 years. If Mr. Anthony leaves the Bank’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause” (as defined in the agreement), he will not be eligible for a benefit under the agreement. In the event Mr. Anthony leaves the Company’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement. The amount to be paid under the agreement to Mr. Anthony in the event of early involuntary termination is determined based on the year in which termination occurs, and is to be paid in one lump sum by the Company within 30 days following the termination of employment. Upon Mr. Anthony’s termination of employment due to disability, Mr. Anthony will receive a specified amount determined based on the year in which the disability occurs, which is to be paid as an annual benefit for a period of 11 years. Upon a change in control, followed within 12 months by Mr. Anthony’s termination of employment for reasons other than death, disability or retirement, Mr. Anthony will receive a lump sum amount of $618,071 within 30 days following the termination of employment.

The salary continuation agreement is an unfunded arrangement, which means that Mr. Anthony has no rights under the agreement beyond those of a general creditor of the Company, and there are no specific assets set aside by the Company in connection with the establishment of the agreement. The salary continuation agreement is not an employment contract. While receiving benefits under the agreement, Mr. Anthony may not serve as an employee, officer or director of, or serve as a consultant or advisor to, any financial institution that has its headquarters or any branch office within the County of Ventura or the County of Santa Barbara, California.

Split Dollar Agreement with Thomas Anthony. First California Bank also entered into split-dollar life insurance agreements with Mr. Anthony in March 2003. In connection with that agreement, First California Bank acquired life insurance policies with respect to Mr. Anthony. Pursuant to the terms of that agreement, the Company owns the insurance policy, is entitled to the cash value of the policy and is responsible for paying the associated premiums. Upon Mr. Anthony’s death while employed by the Company, or after termination of employment by any reason of retirement at age 65 or subsequent to a change-in-control, a beneficiary designated by Mr. Anthony is entitled to receive $1.05 million of the total proceeds, with the Company entitled to the balance. The Bank paid an aggregate premium in 2002 amounting to $1.0 million for this policy.

Employment Arrangements for David R. Brown and Robert W. Bartlett

Second Amended and Restated Severance Agreements for David R. Brown and Robert W. Bartlett. Concurrently with the execution of the Merger Agreement on June 15, 2006, National Mercantile amended and restated the severance agreements of David R. Brown and Robert W. Bartlett. Under each of their prior agreements, if a change of control occurred and within one year thereafter National Mercantile terminated the executive’s employment “without cause” (as defined in the severance agreements) or the executive voluntarily terminated his employment, the executive would be entitled to a lump sum payment of 15 months’ base salary and twice his bonus for the prior year. National Mercantile believed that change of control severance arrangements stabilized its workforce given the uncertainty with change of control events. The amendment to each of their severance agreements: (i) specifically provided that the consummation of the transactions contemplated by the Merger Agreement constituted a change of control under the agreements; (ii) provided that the bonus component of the severance would be not less than twice the amount of the bonus they earned in fiscal 2005; and (iii) under certain limited circumstances in which a severance payment is made, subjects the recipient to a one-year non-solicitation provision.

Holdings of Previously Awarded Equity

Outstanding Equity Awards at Fiscal Year End

Prior to the Mergers, National Mercantile had three outstanding equity incentive plans: the National Mercantile Bancorp 2005 Stock Incentive Plan, the Amended 1996 Stock Incentive Plan and the 1994 Stock Option Plan. Prior to the Mergers, FCB Bancorp had the FCB Bancorp 2005 Stock Option Plan. Equity awards held immediately prior to the completion of the Mergers by Mr. Montgomery, Mr. Brown and Mr. Bartlett were issued only under the National Mercantile Bancorp Amended 1996 Stock Incentive Plan. Equity awards held immediately prior to the completion of the Mergers by Mr. Kum, Mr. Anthony and Mr. Santarosa were issued under the FCB Bancorp 2005 Stock Option Plan. The plans are described below. All outstanding equity incentive plans were assumed by First California in connection with the Mergers. At the effective time of the Mergers, each outstanding option to purchase shares of National Mercantile, vested or unvested, was converted into an option to acquire an equal number of shares of First California Common Stock at an exercise price per share equal to the exercise price per share of such National Mercantile option, and each outstanding option to purchase shares of FCB Bancorp, vested or unvested, was converted into an option to acquire a number of shares of First California Common Stock equal to the product of (i) the number of shares of FCB Bancorp common stock subject to the FCB Bancorp option plan immediately prior to the effective time of the Mergers and (ii) the exchange ratio of 1.7904 at an exercise price per share adjusted by the exchange ratio.

At December 31, 2007, the only outstanding awards under these plans were stock options. At December 31, 2007, the number of shares of Common Stock to be issued upon exercise of outstanding options granted pursuant to these plans was 252,291 shares, and the number of shares of Common Stock remaining available for future issuance under these plans was 241,188 shares.

The following table sets forth the outstanding equity awards consisting solely of stock options to purchase shares of First California held by each of the named executive officers as of December 31, 2007. All awards that have been issued since the Company’s 2007 Annual Meeting of Stockholders held on June 21, 2007 have been issued exclusively pursuant to the First California Omnibus Equity Incentive Plan.

2007 Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)		Expiration Date
C. G. Kum	0 0 0 0 0	100,000 17,904 16,114 17,904 17,904	(1) (2) (3) (4) (5)	$ $ $ $ $	13.10 11.73 11.32 6.29 11.73	3/12/2015 3/1/2014 4/23/2012 6/19/2011 04/14/2011

Scott A. Montgomery	0	0

Thomas E. Anthony	0 0 0 0 0	20,000 8,952 8,057 8,952 8,952	(6) (2) (3) (4) (5)	$ $ $ $ $	12.27 11.73 11.32 6.29 11.73	6/6/2015 3/1/2014 4/23/2012 6/19/2011 4/14/2011

Romolo Santarosa	0 0 0 0 0	20,000 8,952 8,057 1,791 8,952	(6) (2) (3) (4) (5)	$ $ $ $ $	12.27 11.73 11.32 6.29 11.73	6/6/2015 3/1/2014 4/23/2012 6/19/2011 4/14/2011

David R. Brown	0	0

Robert W. Bartlett	0	0

(1)	Stock option vests in three equal annual installments beginning on March 12, 1010.

(2)	Stock option vests in three equal annual installments beginning on March 1, 2009.

(3)	Stock option vests on April 23, 2009.

(4)	Stock option vests on June 19, 2008.

(5)	Stock option vests in three equal annual installments beginning on April 14, 2008.

(6)	Stock option vests in five equal annual installments beginning on June 6, 2008.

Description of Stock Incentive Plans

The following is a description of First California’s stock incentive plans for which stock options granted under such plans were outstanding at December 31, 2007. All awards that have been issued since the Company’s 2007 Annual Meeting of Stockholders held on June 21, 2007 have been issued pursuant to the First California 2007 Omnibus Equity Incentive Plan.

First California 2007 Omnibus Equity Incentive Plan

In June 2007, the Board of Directors and the Company’s stockholders approved the First California 2007 Omnibus Equity Incentive Plan, or First California Plan. The First California Plan authorizes the issuance of awards for up to 1,000,000 shares of the Company’s Common Stock in the form of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. The First California Plan is administered and interpreted by the Compensation Committee. The Compensation Committee selects the officers and other employees to receive awards, determines the types of awards and number of shares to be awarded to them and sets the terms, conditions and provisions of the awards consistent with the terms of the First California Plan. The Compensation Committee may establish rules for the administration of the First California Plan. All actions, interpretations and determinations made by the Compensation Committee shall be final and conclusive and binding.

At December 31, 2007, the only outstanding awards under the First California Plan were stock options. Stock options granted to Key Persons (as defined in the First California Plan) may be either incentive stock options, or ISOs, under the provisions of Section 422 of the Internal Revenue Code, or the Code, or options that are not subject to the provisions of Section 422 of the Code, or Nonqualified Options. Options entitle the recipient to purchase shares of Common Stock at the exercise price specified in the award agreement. The Compensation Committee at its discretion determines the number of option shares, the term of the option, the exercise price, vesting schedule and any other terms and conditions. The exercise price per share of Common Stock covered by an option will not be less than the fair market value of a share of Common Stock on the date of grant. The Compensation Committee will determine the periods during which the options will be exercisable. However, no ISO will be exercisable more than 10 years after the date of grant. The Compensation Committee may impose restrictions, as it deems advisable on the shares acquired pursuant to the exercise of an option, including but not limited to requiring the recipient to hold the shares acquired pursuant to the exercise for a specified period of time.

The Board or the Compensation Committee may amend or terminate the First California Plan, provided that no amendment that requires stockholder approval under Delaware law, the listing requirements of The Nasdaq Stock Market, Inc., or in order for the First California Plan to continue to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or Section 162(m) of the Code shall be effective unless it is approved by the requisite vote of stockholders. No amendment shall adversely affect any of the rights of any holder of any award without the holder’s consent. Absent such early termination by the Board or the Compensation Committee, the First California Plan will terminate in 2017.

At December 31, 2007, the number of shares of Common Stock to be issued upon exercise of outstanding options granted pursuant to the First California Plan was 140,000 shares, and the number of shares of Common Stock remaining available for future issuance under the First California Plan was 860,000 shares.

First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan)

The National Mercantile Bancorp 2005 Stock Incentive Plan, or the NMB Plan, was assumed by First California in connection with the Mergers and renamed the First California Financial Group, Inc. 2005 NMB Stock Incentive Plan. Each outstanding option to purchase shares of National Mercantile common stock was converted into an equal number of options to acquire a number of shares of First California Common Stock.

At December 31, 2007, the number of shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the NMB Plan was 61,162 shares, and the number of shares of Common Stock remaining available for future issuance under the NMB Plan was 195,088 shares. The NMB Plan will terminate on March 24, 2015, except as to awards then outstanding, which awards will remain in effect until they have been exercised, the restrictions have lapsed or the awards have expired or been forfeited. The Company does not intend to issue any additional awards pursuant to this plan.

First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan)

The National Mercantile Bancorp Amended 1996 Stock Incentive Plan, or the 1996 Plan, as amended on June 6, 2002 and which terminated in April 2005, was assumed by First California in connection with the

Mergers and renamed the First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan. The 1996 Plan provided for the grant of either incentive stock options or non-qualified stock options covering up to an aggregate of 835,638 shares of National Mercantile common stock. Each outstanding option to purchase shares of National Mercantile common stock was converted into an equal number of options to acquire a number of shares of First California Common Stock.

At December 31, 2007, the number of shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the 1996 Plan was 174,121 shares, and the number of shares of Common Stock remaining available for future issuance under the 1996 Plan was 0 shares.

First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan)

The FCB Bancorp 2005 Stock Option Plan, or the FCB Bancorp Plan, was assumed by First California in connection with the Mergers and renamed the First California Financial Group, Inc. FCB 2005 Stock Option Plan. At the effective time of the Mergers, each outstanding option to purchase shares of FCB Bancorp common stock, vested or unvested, was converted into an option to acquire a number of shares of First California Common Stock equal to the product of (i) the number of shares of FCB Bancorp common stock subject to the FCB Bancorp Plan immediately prior to the effective time and (ii) the exchange ratio of 1.7904 at an exercise price per share adjusted by the exchange ratio.

At December 31, 2007, the number of shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the FCB Bancorp Plan was 17,009 shares, and the number of shares of Common Stock remaining available for future issuance under the FCB Bancorp Plan was 46,100 shares. The FCB Bancorp Plan will terminate on May 19, 2015. The Company does not intend to issue any additional awards pursuant to this plan.

Non-Qualified Deferred Compensation

National Mercantile Deferred Compensation Plan

Prior to the Mergers, National Mercantile’s Deferred Compensation Plan sought to provide specified benefits to a select group of management or highly compensated employees who contributed materially to the growth, development and future business of the company. The plan allowed eligible participants to select a certain amount of their annual compensation to be set aside in an interest-bearing account at a annual rate equal to prime plus 150 basis points with a maximum rate of 9% and a minimum rate of 5%. Upon the participant’s termination of employment and subject to a six month delay in distributions under Internal Revenue Code Section 409A, National Mercantile would pay the participant the sum of all amounts and interest accrued in monthly installments for up to five years or in one lump sum payment, to be selected by the participant. If, however, the participant was terminated for cause, all interest accrued would be eliminated and the participant would receive only the amount of compensation deferred.

Description of Non-equity Incentive Plan

The Company awards annual cash incentive bonuses to certain of its employees, including the named executive officers, under the Company’s incentive compensation program. In paying annual cash bonuses, the Company seeks to align the compensation of the named executive officers and other employees with performance. Accordingly, the payment of the annual cash bonus depends on the achievement of the Company’s net profit target, as approved by the Board of Directors for a given year. The Board of Directors sets the net profit target after taking into account, among other things, expected growth in loans, deposits and total assets. Under the incentive compensation program, an employee in good standing is eligible to receive a bonus calculated as a percentage of salary for all non-executive employees and as a percentage of net profit for the executive officers. A threshold cash bonus amount occurs when the Company achieves 80% of the net profit goal with an upper limit of 120%. The Board of Directors, under the incentive compensation program, has the discretion to award a lower cash bonus than may have been received in respect of any particular year. The payment of annual cash bonuses generally occurs in March of each year in respect of achievements of the prior fiscal year.

Compensation of Directors

First California’s non-employee directors are paid for attendance at Board meetings at the rate of $18,000 per year. In addition, the Chairman of the Board receives an additional $16,000 per year. The Company’s non-employee directors are paid for attendance at Audit Committee, Loan Committee, Balance Sheet Committee and Compensation Committee meetings at the rate of $7,000 per year for each respective committee. The Chairman of the Audit Committee receives an additional $7,000 per year and the Chairs of the other Board committees receive an additional $5,000 per year. The designated expert on the Audit Committee receives an additional $2,000 per year.

In July 2006, First California Bank entered into split-dollar life insurance policies with Richard Aldridge and John Birchfield in connection with which First California Bank purchased life insurance policies for such directors. Pursuant to the terms of those agreements, First California Bank owns the life insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Under the plan, a beneficiary designated by the director is entitled to receive $250,000 of the total proceeds upon the director’s death, with First California Bank entitled to the balance. In 2007, no additional discretionary compensation was awarded to any non-employee director.

The following table sets forth information concerning the compensation paid by First California during 2007 to each of its non-employee directors.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Richard Aldridge	$33,750	$9,963	$1,627	$45,340
Donald E. Benson	$41,150	$0	$0	$41,150
John W. Birchfield	$43,500	$9,963	$1,170	$54,633
Joseph N. Cohen	$38,400	$0	$9,745	$48,145
Robert E. Gipson	$44,700	$0	$9,970	$54,670
W. Douglas Hile	$42,650	$0	$0	$42,650
Antoinette T. Hubenette, M.D.	$34,550	$0	$0	$34,550
Syble R. Roberts	$30,000	$9,963	$0	$39,963
Thomas Tignino	$31,500	$0	$0	$31,500
Dion G. Morrow(2)	$11,250	$0	$36,470	$47,720
Carl R. Terzian(2)	$9,650	$0	$9,470	$19,120
Robert E. Thomson(2)	$11,950	$0	$28,983	$40,933

(1)	None of the directors included in this table was also an employee of National Mercantile or FCB Bancorp prior to the Mergers. Neither C. G. Kum, who served as President and Chief Executive Officer of FCB Bancorp prior to completion of the Mergers and who currently serves as President and Chief Executive Officer of First California, nor Scott A. Montgomery, who served as President and Chief Executive Officer of National Mercantile prior to the completion of the Mergers, received any additional compensation for his service as a director during 2007.

(2)	This individual served as a director of the Company’s predecessor, National Mercantile, during 2007 until completion of the Mergers in March 2007.

(3)

No stock options were awarded to non-employee directors in 2007. The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R, of stock options granted in and prior to 2006 under National Mercantile Bancorp’s Amended 1996 and the 2005 Stock Incentive Plans. National Mercantile’s

directors named above do not have any options outstanding under the 1994 Stock Option Plan. The 1996 and 2005 plans are described in “—Holdings of Previously Awarded Equity.” Furthermore, the amount recognized for these awards was calculated based on the lattice option pricing model using the assumptions described in Note 3 of the Company’s audited financial statements for the year ended on December 31, 2007 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The number of options outstanding as of December 31, 2007 held by each director is: 17,009 (Aldridge), 0 (Benson), 17,009 (Birchfield), 3,750 (Cohen), 3,750 (Gipson), 2,500 (Hile), 3,750 (Hubenette), 17,009 (Roberts), 1,250 (Morrow), 3,750 (Terzian) and 1,250 (Thomson).

(4)	The amounts in this column reflect (1) the proceeds from the disqualifying disposition of incentive stock options and (2) economic value attributed to directors Aldridge and Birchfield of the life insurance benefit to such directors in 2007 with respect to life insurance policies owned by the Bank.

Prior to the Mergers, National Mercantile compensated its non-employee directors through fees and stock options. Directors who were employees received no separate compensation for their services as directors. During 2007 and until completion of the Mergers, National Mercantile Bancorp and Mercantile National Bank paid directors’ fees in accordance with the following:

•

The Chairman of National Mercantile and the Chairman of Mercantile National Bank received a monthly retainer of $1,100 and an additional $550 for each Board of Directors meeting attended and $250 for each Board committee meeting attended.

•	Each other non-employee director received a monthly retainer of $1,000 and an additional $550 for each Board of Directors meeting attended.

•	The Chairman of the Loan Committee received a monthly retainer of $350 and each other non-employee member of the Loan Committee received a monthly retainer of $300.

•	The Chairman of each Board committee received $300 for each Board committee meeting attended and each other non-employee Board committee member received $250 for each Board committee meeting attended.

•

In 2007 and until completion of the Mergers, each director of South Bay other than the Chairman and the non-employee directors who are directors of National Mercantile (Messrs. Benson, Gipson and Hile) received a monthly retainer of $1,750; the Chairman received a monthly retainer of $1,900 and each director who was also a director of National Mercantile received a monthly retainer of $1,250.

•

In 2007 and until completion of the Mergers, each director of National Mercantile received a $5,000 bonus award for services performed in 2005. National Mercantile declared a $5,000 bonus to its directors in February 2007 for services performed in 2006.

No options to purchase shares of National Mercantile common stock were awarded to non-employee directors in 2007. National Mercantile did not reimburse directors for travel and other related expenses incurred in attending shareholders, Board of Directors or committee meetings.

Prior to the Mergers, directors of FCB Bancorp were paid for attendance at board and committee meetings at the rate of $2,000 per month. In addition, the Chairman of the board of FCB Bancorp received an additional $1,000 each month. Additionally, directors were reimbursed for up to $15,000 in eligible medical expenses. No options to purchase shares of FCB Bancorp common stock were awarded to non-employee directors in 2007.

Certain Relationships and Related Transactions

There are no existing or proposed material transactions between the Company and any of our directors, executive officers or beneficial owners of 5% or more of our Common Stock, or the immediate family or associates of any of the foregoing persons, except as indicated below.

Some of our directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, and have had banking transactions with, us in the ordinary course of our business, and we expect to have banking transactions with such persons in the future. In our opinion, all loans and commitments to lend since January 1, 2006 (by First California, National Mercantile or FCB Bancorp) were made in compliance with applicable laws, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable contemporaneous transactions with other persons of similar creditworthiness, and did not involve more than a normal risk of collectability or present other unfavorable features. As of December 31, 2007, deposits of related parties held by the Company amounted to approximately $14,853,000. As of December 31, 2007, there were no outstanding loans or commitments to lend to any of our directors, officers or principal shareholders, or their associates.

INDEPENDENT PUBLIC ACCOUNTANTS

First California engaged the independent registered public accounting firm of Moss Adams LLP as our principal accountant to audit our financial statements for the year ended December 31, 2006 and 2007. In addition, Moss Adams LLP audited National Mercantile’s, the predecessor to First California, financial statements for the year ended December 31, 2006.

The following table sets forth the fees for professional services to the Company by the firm and for the periods indicated:

	2006		2007
	(Moss Adams)		(Moss Adams)
Audit Fees	$492,600	(1)	$326,600	(2)
Audit-Related Fees	—		58,100	(3)
Tax Fees	—		31,100	(4)
All Other Fees	—		44,800	(5)

(1)	For professional services for the audits of First California and National Mercantile Bancorp’s 2006 annual financial statements, and the reviews of the financial statements included in its Forms 10-Q for fiscal year 2006. Includes fees of $255,000 for amending National Mercantile Bancorp’s prior year Form 10-K and issuances of consents related to SEC filings for 2006.

(2)	For professional services for the audits of our 2007 annual consolidated financial statements, and reviews of interim financial statements included in the Company’s Forms 10-Q for fiscal 2007.

(3)	For certain due diligence services related to acquisition and analysis conducted in connection with such due diligence, review of registration statements filed with the SEC, and the issuance of consents and comfort letters.

(4)	For corporate tax compliance, planning and advisory services.

(5)	Primarily for work performed in connection with consultations regarding Sarbanes-Oxley.

It had been the policy of the Audit Committee of First California to pre-approve all services rendered by the independent auditors. All of the services rendered by Moss Adams LLP in 2007 were pre-approved by the Audit Committee.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders who want to communicate with the Board of Directors or any individual director should write to: Corporate Secretary, First California Financial Group, Inc., 1880 Century Park East, Suite 800, Los Angeles, California 90067. The letter should indicate that you are a stockholder of First California Financial Group, Inc., and set forth the number of shares you hold and how the shares are held if they are not registered in your name. Depending upon the subject matter, the Corporate Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Delegate the inquiry to management where it is a request for information about First California Financial Group, Inc. or a stock-related matter; or

•	Not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic, or is repetitive or redundant.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

If you wish to submit proposals to be included in our proxy statement for the 2009 Annual Meeting of Stockholders, we must receive them on or before January 1, 2009. Please address your proposals to: Corporate Secretary, First California Financial Group, Inc., 1880 Century Park East, Suite 800, Los Angeles, California 90067.

Pursuant to our Bylaws, in order for proposals by stockholders to be properly brought before the 2009 Annual Meeting of Stockholders, proper notice must be delivered to the Secretary of the Company at the address above no earlier than January 31, 2009 nor later than March 2, 2009.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

We will furnish without charge a copy of First California’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedules thereto, to any stockholder who so requests by writing to Corporate Secretary, First California Financial Group, Inc., 1880 Century Park East, Suite 800, Los Angeles, California 90067.

By order of the Board of Directors

Joseph N. Cohen Corporate Secretary

Dated: April 28, 2008

PROXY

FIRST CALIFORNIA FINANCIAL GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS, MAY 28, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

FIRST CALIFORNIA FINANCIAL GROUP, INC.

The undersigned hereby appoints Antoinette T. Hubenette, M.D. and Syble R. Roberts, and each of them, the proxy or proxies of the undersigned with full powers of substitution to each to attend the Annual Meeting of Stockholders of First California Financial Group, Inc. (the “Meeting”) to be held on May 28, 2008 at 1880 Century Park East, Suite 800, Los Angeles, California 90067, beginning at 10:00 a.m. local time, and any adjournments thereof, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Meeting or any adjournments thereof.

PLEASE MARK YOUR CHOICE LIKE THIS /X/ IN BLACK OR BLUE INK.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS

1. Elect the following ten (10) nominees as directors: Richard D. Aldridge, Donald E. Benson, John W. Birchfield, Joseph N. Cohen, Robert E. Gipson, W. Douglas Hile, Antoinette T. Hubenette, M.D., C. G. Kum, Syble R. Roberts and Thomas Tignino.

☐    FOR             ☐    WITHHOLD

(Authority to vote for any nominee may be withheld by lining through or otherwise striking out the name of such nominee).

2. Upon such other matters as may properly come before the Meeting or any adjournments thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT.

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated:
Signature

I/we plan to attend the Meeting.
Yes ☐ No ☐	Signature if held jointly

Unless otherwise directed, this proxy will be voted “FOR” the nominees and in the discretion of the proxies on all other matters properly brought before the Meeting.

PLEASE DATE, SIGN AND RETURN PROMPTLY